DRAFT PROCESSING AGENCY AGREEMENT

         This Draft Processing Agency Agreement ("Agreement") is hereby entered into as of this ___ day of _________, 1998, by and between INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company having its principal offices at 127 West 10th Street, Kansas City, Missouri 64105-1716 ("IFTC") and MENTOR FUNDS, a Massachusetts business trust having its principal offices at 901 East Byrd Street, Richmond, Virginia 23219, on behalf of each of Mentor Institutional Money Market Portfolio, Mentor Institutional U.S. Government Money Market Portfolio, and Mentor Institutional Tax-Exempt Money Market Portfolio. (A reference to "Fund" shall be to Mentor Funds on behalf of each such Portfolio, severally and not jointly).
         WHEREAS, Fund desires to make available to its participating shareholders ("Shareholders") a feature by which such Shareholders may authorize the Fund to redeem shares ("Shares") of the Fund owned by such Shareholder and may access the proceeds of such redemptions through the use of drafts drawn on such Fund and made payable through a financial institution that serves as the Fund's paying, clearing, settlement and processing agent;
         WHEREAS, in order to make such feature available to its Shareholders, Fund desires to enter into an arrangement with a financial institution under which such financial institution would perform certain payment, clearing, processing, presentation, settlement and other services with respect to such drafts; and
         WHEREAS, IFTC is willing to provide certain such services to the Fund, on certain terms and conditions;
         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties hereby agree as follows:
         1. Drafts. All drafts ("Drafts") to be processed by IFTC under this Agreement shall conspicuously state that they are "payable through" IFTC and shall contain such other identification, names, numbers, MICR codes and other information as IFTC may from time to time reasonably specify. IFTC shall have no obligation to perform any services hereunder with respect to any Draft that does not contain all markings and information so specified by IFTC or is

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not in a form which has been expressly  approved by IFTC. The cost of designing, printing and distributing Drafts to Shareholders shall be borne solely by the Fund.
         2. Receipt of Drafts. Drafts shall contain names and MICR coding such that they will be received by a bank ("Sub-Agent") designated by IFTC to act as IFTC's sub-agent for purposes of receiving from the Federal Reserve Bank of Kansas City Drafts payable through IFTC. For purposes of this Agreement, the term "Banking Day" shall mean each day on which the Federal Reserve Bank of Kansas City is open for business. All Drafts presented by the Federal Reserve Bank of Kansas City to IFTC's Sub-Agent between 2:01 p.m. Central Time of each Banking Day and 2:00 p.m. Central Time the next-following Banking Day shall be
batched  and  shall  be  deemed  to  have  been   presented   to  IFTC  on  such
next-following Banking Day.
         3. Daily Report. Each Banking Day, IFTC shall prepare and transmit to the Fund or a designated agent of the Fund an electronic data transmission (the "Daily Report") containing the following information with respect to each Draft in the batch presented to the Sub-Agent on that Banking Day: Draft number, amount of Draft, Fund number, Fund account number, date of Draft, and all other information contained on the MICR line supplied by the Federal Reserve Bank of Kansas City. Additionally, each Daily Report shall reflect, with respect to each Fund number, the total amounts of all Drafts contained in the batch received by IFTC's -Sub-Agent on that Banking Day that were drawn on such Fund (the "Settlement Amount"). IFTC shall cause the Daily Reports to be transmitted on an overnight basis so as to be received by Fund prior to 8 a.m.
Eastern Time on the next Banking Day.
         4. Review of Drafts. Fund shall at all times provide IFTC a current and updated listing of all Fund accounts on which Draft privileges have been extended to the respective Shareholders, the names of all Shareholders whose signatures are required on such Drafts, and signature cards containing signature specimens of such Shareholders. Fund will immediately notify IFTC in writing in the event that Draft privileges are terminated on any such account or if the account is closed or terminated; until the first Banking Day following IFTC's receipt of such written notification, IFTC is authorized to continue to perform its duties under this Agreement (including, without limitation, the honoring, dishonoring, payment and settlement of Drafts of Shareholders whose Draft privileges are canceled and/or accounts terminated) as if such

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privileges had not been revoked and/or accounts terminated. If the Fund does not furnish to IFTC a signature card with respect to a Shareholder whose name appears on a Draft received by IFTC or its Sub-Agent, IFTC shall have no duty whatsoever with respect to reviewing or comparing any signatures on such Draft, but shall, if the amount of such Draft equals or exceeds the $5,000 threshold set forth below, list such Draft on the "Notification of Proposed Dishonor" list provided by it to Fund pursuant to the provisions of section 6 below.
         IFTC shall review each Draft in the amount of $5,000 or more in the batch presented to its Sub-Agent on each Banking Day, for purposes of comparing the signature(s) contained on the Draft against the applicable signature cards furnished to IFTC by the Fund with respect to the Shareholder whose name(s) is printed on such Draft, and to determine whether the Draft contains the purported signature of all parties required by the applicable signature card. IFTC will also review each such Draft for evidence of any "material alteration" (as defined in the Uniform Commercial Code of the State of Missouri) to the Draft. If, based upon such inspection, IFTC determines that the signature on a Draft appears different from that on the respective signature card, or that there is evidence of material alteration, IFTC shall so notify Fund in accordance with the provisions of Section 6 below (by listing the Draft on the "Notification of Proposed Dishonor") , shall send Fund a copy of such Draft and the applicable signature card (if any) held by IFTC, and shall inform Fund that IFTC proposes to dishonor the Draft for that reason. Unless IFTC is instructed by Fund in accordance with the timetable and provisions of Section 6 below to honor such Draft, IFTC is deemed to be authorized and instructed by Fund to dishonor each such Draft on such Notification of Proposed Dishonor on the following Banking Day and return it through such procedures and methods as IFTC deems proper.
         The Fund acknowledges and agrees that the only duty or standard of care that IFTC shall have with respect to comparison of signatures and determination of material alterations, whether hereunder or under any provision of applicable law, shall be to exercise reasonable care in an effort to determine that the signature(s) on each Draft of $5,000 or more drawn on an account for which IFTC has been provided a signature card reasonably appears to be the same as those appearing on the respective signature card(s), and that the Draft does not contain any obvious evidence of a material alteration. It is agreed that if IFTC uses reasonable care in carrying out

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such duties,  it shall have no liability even if it is subsequently  established that there was a forgery or alteration on a Draft. Notwithstanding anything contained above to the contrary, it is expressly agreed and understood that IFTC shall have no duty or obligation whatsoever to review any Draft for signature verification or material alteration if such Draft purports to be drawn in an amount of less than $5,000 or if IFTC has not been provided a signature card for all Shareholders whose name(s) appear on such Draft. IFTC is authorized and instructed to cause each Draft under $5,000 to be honored and paid unless instructed otherwise through an Exception Report or effective stop payment order furnished to it pursuant to the provisions of, and within the deadlines established by, this Agreement. IFTC shall also have no responsibility or liability whatsoever with respect to the genuineness, effectiveness, sufficiency or existence of any endorsements on any Draft, regardless of amount.
         5. Stop Payment Orders. The Fund may send IFTC a stop payment order with respect to any Draft. The Fund may also -instruct its Shareholders to send directly to IFTC any stop payment orders that the Shareholder may wish to make effective with respect to a Draft drawn by such Shareholder.
         If IFTC receives a stop payment order from the Fund or from a Shareholder, it is authorized to, and shall, act upon the stop payment order in accordance with the following terms and conditions. Each stop payment order must contain the following information: the name and number of the Fund on which the Draft was drawn, the Draft number, the Shareholder's name and number that appears on the Draft, the amount and date of the Draft, and such other information as IFTC may reasonably from time to time request. Any stop payment order received by IFTC in writing shall be effective for a period of six months, and any stop payment order received by telephone shall be effective only for 14 days unless written confirmation of same is received within such 14 day period, in which case the total effective period of the stop order payment shall be six months. Any stop payment order received by IFTC on a Banking Day prior to 10:30 a.m. Central Time shall become effective on the same Banking Day; a stop payment order received by IFTC after 10:30 a.m. Central Time shall not become effective until the following Banking Day.

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         Notwithstanding the foregoing, IFTC is authorized,  but not ,obligated, to waive any requirement set forth above with respect to a stop payment order and to act on any stop payment order that does not fully comply with the above requirements, irrespective of whether the stop payment order has yet become effective pursuant to the foregoing provisions. If a Daily Report reflects a Draft with respect to which there is outstanding an effective stop payment order or a stop payment order that IFTC has elected to honor (notwithstanding its effectiveness or non-compliance with the requirements of this Section 5), IFTC will so notify Fund either in the respective Daily Report or by separate notification.
         6. Notification of Dishonored Items and Items for Which no Signature Card was Furnished. As early as reasonably possible each Banking Day IFTC shall notify Fund of each Draft presented to it on the preceding Banking Day (identifying it by Fund number, Shareholder number, date and amount) that it proposes to dishonor as a result of the examination and review to be conducted by it pursuant to the provisions of Section 4 above, or as a result of its receipt of a stop payment order relating to such Draft, or as a result of its not having been furnished with a signature card for the Shareholder(s) whose name(s) appear on such Draft. Such notification ("Notification of Proposed Dishonor") shall be by telephone or facsimile device sent to such place as the Fund shall specify from time to time. A copy of the Draft and any signature card applicable to the Shareholder whose name(s) are printed thereon that Bank has in its possession shall also be sent to Fund at the same time. If IFTC receives notice from the Fund pursuant to the provisions of Section 7 below or otherwise notifying IFTC to honor a Draft notwithstanding the fact that IFTC had proposed to dishonor it, Fund shall be deemed to have unconditionally honored and approved the Draft for payment, and IFTC is authorized to cause the Draft to be honored, and the Fund agrees to reimburse IFTC with respect to such Draft in accordance with the schedule and procedures set forth in Section 10 hereof. If by the later of (i) one hour after IFTC has given the Fund the Notification of Proposed Dishonor or (ii) 10:30 a.m. Central Time on such Banking Day, Fund has not notified IFTC pursuant to the provisions of Section 7 below or otherwise to honor and pay such Draft, IFTC shall be deemed to be authorized and instructed to dishonor the Draft.

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         7.  Exception  Report.  Provided IFTC has met the deadline set forth in
Section 3 for  transmission  of the relevant  Daily Report,  no later than 10:30
a.m. Central Time each Banking Day (or, in the case of exceptions to the Notification of Proposed Dishonor, no later than the time specified in the immediately preceding Section) , the Fund shall, either by electronic data transmission or written notice, deliver to IFTC a listing (the "Exception Report") identifying each Draft listed in the Daily Report received by the Fund with respect to the immediately-preceding Banking Day that the Fund desires to
dishonor  and   specifically   identifying  each  Draft  listed  in  the  latest
Notification of Proposed Dishonor that Fund desires to have honored. Each Draft shall be identified by the Fund number, Shareholder number, amount, date, Draft number and such other information as IFTC may require from time to time. IFTC is authorized and directed to cause all Drafts identified on each Exception Report to be dishonored or honored, as Fund has indicated, and IFTC shall have no duty to confirm, investigate or -take any other action with respect to any Draft listed on the Exception Report, or to determine whether the dishonoring or honoring of such Draft is appropriate under the circumstances.
         8. Dishonor. Each Banking Day, IFTC shall initiate procedures to dishonor and return all Drafts listed on the Daily Report sent by it to the Fund with respect to the previous Banking Day, which: (i) were listed on the Exception Report received by IFTC on such Banking Day as being Drafts to be dishonored, (ii) for which stop payment orders became effective or on which IFTC elected to act pursuant to its authority set forth in Section 5 hereof, or (iii) which were listed on the Notice of Proposed Dishonor sent by IFTC to Fund and for which IFTC did not receive an Exception Report or other notification authorizing and instructing IFTC to honor such Drafts. All such Drafts will be returned by IFTC with such notation as IFTC may from time to time deem appropriate. IFTC will provide direct notice of dishonor to the depository bank for each dishonored Draft if such notice is required pursuant to Regulation CC of the Board of Governors of the Federal Reserve System.
         9. Payment. Except for Drafts to be dishonored and returned by IFTC pursuant to Section 8 above, all Drafts reflected on a Daily Report shall be deemed to be unconditionally approved by the Fund for payment as of 10:30 a.m. Central Time on the Banking Day immediately following the Banking Day as of which the Daily Report reflecting such Draft was

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prepared. IFTC is authorized, as Fund's agent, to cause all such approved Drafts
(the "Approved Drafts") to be paid and settled, and Fund shall pay to IFTC in accordance with the procedures and schedule set out in Section 10 hereof, all sums required to fully reimburse IFTC for all amounts paid by IFTC in connection with the settlement and payment of all Approved Drafts. Fund acknowledges and agrees that its reimbursement obligation to IFTC is absolute, and that it will reimburse IFTC irrespective of whether Fund is able to obtain payment from its shareholder and irrespective of whether such shareholder has adequate funds or shares in his/her account with Fund to facilitate such payment to Fund.
         10. Settlement. IFTC shall establish an agency settlement account (the "Settlement Account") at IFTC over which IFTC has the sole power of withdrawal. IFTC is authorized to debit the Settlement Account to effect payment of all reimbursements, payments and other sums due it from Fund from time to time. No later than 10:30 a.m. Central Time each Banking Day, the Fund shall transfer immediately-available funds to the Settlement Account in an amount equal to the Settlement Amount reflected in the Daily Report received by Fund with respect to the immediately-preceding Banking Day, and IFTC is authorized to immediately debit the Settlement Account an amount equal to such Settlement Amount. The parties agree and understand that such debit is to be treated as preliminary settlement with respect to the Drafts reflected on such Daily Report, and that as a result of one or more of such Drafts being subsequently dishonored or other occurrences, adjustments to such preliminary settlement may be required.
         With respect to each Draft for which preliminary settlement was received by IFTC pursuant to the immediately-preceding paragraph and which was subsequently dishonored and returned pursuant to the provisions of Section 8 hereof, IFTC shall reimburse the Fund the amount of such Draft as soon as IFTC's Sub-Agent receives reimbursement therefor from the Federal Reserve Bank of Kansas City.
         11. Settlement Account. In the event that Fund fails to transfer funds to the Settlement Account in the full amount of the Settlement Amount, IFTC is authorized to dishonor and return one or more of the Drafts (in such order as IFTC may in its discretion determine) to

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which such  Settlement  Amount  relates,  to the extent  that the balance of the
Settlement Account is insufficient to reimburse IFTC for such Drafts.
         12. Overdrafts. Notwithstanding the fact that the balance in the Settlement Account may be insufficient to enable IFTC to effect a debit sufficient to reimburse IFTC for the payment of all Drafts reflected on a Daily Report, IFTC may nevertheless in its sole discretion elect to honor and cause to be paid all such Drafts reflected on the Daily Report that are otherwise deemed to have been honored and accepted by Fund, by advancing IFTC's own funds. In such event, Fund shall immediately pay to IFTC the amount of such deficiency, together with a "Lost Earnings Feel' as provided for in the fee schedule set forth on Exhibit A attached hereto and incorporated herein, as such Exhibit A may from time to time be amended. IFTC shall be entitled to offset the amount owed for any overdraft against any other monies of Fund held by IFTC.
         13. Return of Drafts. All Approved Drafts shall be held by IFTC and sent to Fund or, if Fund so instructs IFTC, to the respective Shareholder, on a monthly basis.
         14. Processing Fee. IFTC shall bill Fund, and Fund shall pay to IFTC, on a monthly basis, all charges and fees applicable to IFTC's performance hereunder in accordance with the aforesaid fee schedule.
         15. Indemnification. Fund shall indemnify IFTC and hold IFTC harmless from all liability, claims, losses, damages, expenses (including reasonable attorneys' fees and disbursements incurred by IFTC in resisting claims for which IFTC is indemnified hereunder or incurred by IFTC in enforcing the Fund's obligations and agreements hereunder), suits and demands of every kind which may be incurred by IFTC or that may be asserted against IFTC: (i) by Fund, any Shareholder, any payee or endorser or endorsee or holder of any Draft, or any other person or entity whomsoever, with respect to any Draft subject to this Agreement or any Shareholder or any act or failure to act by the Fund or IFTC under this Agreement, (ii) as a result of IFTC's causing any Draft to be honored and paid, or to be dishonored, whether or not at the instruction or direction of the Fund, in accordance with its authorization hereunder, or (iii) in connection with any action taken or not taken by IFTC in accordance with this Agreement with regard to a stop payment order received by it; provided, however, that the Fund shall have no

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obligation  to  indemnify  or hold IFTC  harmless  to the  extent any such claim arises out of negligence or willful misconduct or breach -of this Agreement by IFTC.
         IFTC shall indemnify Fund and hold Fund harmless from and against all liabilities, claims, losses, suits and damages of any kind whatsoever which may be incurred by or assessed against Fund as a result of (i) any act or failure to act by IFTC which is in violation of the terms of this Agreement, or (ii) the failure of IFTC to exercise the degree of care required by Section 4 with respect to the duties of IFTC set forth therein or its negligence in the performance of its other duties under this Agreement, or (iii) IFTC's willful misconduct.
         16. Special Damages. In no event shall either party be liable to the other hereunder with respect to any consequential, incidental or punitive damages or awards; provided, however, that the foregoing shall not affect the obligation of either party (the "indemnifying party") to indemnify the other (the "indemnified party") for damages or awards, however denominated, which the indemnified party must pay to shareholders or other third parties as a result of occurrences or circumstances which otherwise give rise to an obligation of the indemnifying party to indemnify the indemnified party pursuant hereto.
         17. Confidentiality. IFTC and Fund shall each have the right, in accordance with applicable law, to record any and all communications and verbal instructions as may be given by one of them to the other or by any Shareholder during any telephone conversations. Fund shall immediately deliver to IFTC all signature cards and copies of agreements and other relevant records (if any) maintained by Fund with respect to Shareholders as may be necessary to IFTC in performance of its obligations under this Agreement. IFTC shall be entitled to rely conclusively on the completeness and correctness of such signature cards, agreements and records, and Fund shall indemnify and hold IFTC harmless of and from any and all expenses, damages and losses to the extent, but only to the extent, they arise out of or in connection with any error, omission, inaccuracy or other deficiency of or from such signature cards, agreements and records, or from the failure of Fund to provide any signature card, agreement or record or other information needed by IFTC to knowledgeably perform its functions hereunder. IFTC agrees that all signature cards, agreements, records and
Shareholder  lists  and  other   compilations  of  the  names  or  addresses  of
Shareholders compiled or to which it has access during the term of this Agreement

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are the property of the Fund and shall be used by IFTC solely for the purpose of performing services under and relating to this Agreement, and that it will not prepare, compile and utilize a list of Shareholders for any other purpose.
         18. Assignment. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of each party hereto, provided, however, that neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld.
         19. Governing Law; Time. This Agreement is entered into, and shall be governed by and construed in accordance with, the laws of the State of Missouri, as amended from time to time.
         20. Notices. Any notice which may be given under or in connection with this Agreement, other than the reports, notifications and notices specifically provided for in the preceding sections of this Agreement and any other notices where the timing or method or effective time or means of giving such notice is expressly provided for herein, may be given and shall be effective three days from the day deposited in the mail, certified or registered postage prepaid, addressed as follows:
         If to IFTC:                Investors Fiduciary Trust Company
                                    127 West 10th Street
                                    Kansas City, Missouri 64105-1716
                                    Attn: Moneycard Manager
         If to Fund:                Mentor Funds
                                    901 East Byrd Street
                                    Richmond, Virginia 23219
                                    Attn: Paul F. Costello
or to any other address of the respective party for which notice has been given by such party to the other party pursuant to the provisions hereof.
         21.  Term.   Unless  sooner   terminated   pursuant  to  the  following
provisions, the initial term of this Agreement shall be for a period of one year from the effective date hereof. Thereafter, the Agreement shall remain in effect until terminated by either party hereto by the giving of six months' advance notice of termination to the other party. Upon the occurrence of a material default by either party hereunder in the performance of its respective duties and

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obligations  under this  Agreement  and a failure to correct  the  condition  or pattern of conduct which resulted in such default -within 30 days after receiving written notice of same to the satisfaction of the party giving such notice, the party giving such notice of default may at any time thereafter immediately terminate this Agreement, reserving all rights and remedies it may
have  available   hereunder  or  under   applicable   law.  Either  party  shall
additionally have the right to immediately terminate this Agreement in the event that the Federal Reserve Bank of Kansas City or IFTC's Sub-Agent is no longer able to deliver Drafts to IFTC's Sub-Agent or to IFTC on a schedule which would reasonably permit IFTC to give the notifications and deliver the notices and Drafts and other data and take the other actions required herein in accordance with the deadlines set forth or required herein, or if IFTC is unable, as a result of any other change in circumstances not under its control, to perform in accordance with the timetables and deadlines set forth herein. Additionally, IFTC may immediately terminate this Agreement upon giving written notice to the Fund in the event that the Fund uses any form of Draft in connection with this Agreement that has not been previously approved by IFTC.
         22. Effect of Termination. In the event this Agreement is terminated, IFTC shall have the right at all times thereafter to return all Drafts received by it or its Sub-Agent after the effective date of termination, and may mark such Drafts as being dishonored by the Fund, or in IFTC's sole discretion, may bear such other notations as IFTC deems appropriate. The respective rights and obligations of the respective parties hereto with respect to Drafts that are received by IFTC or its Sub-Agent prior to termination shall continue in effect notwithstanding such termination. Each party's undertakings and agreements of indemnification set forth herein or otherwise shall survive any termination of this Agreement. Upon any termination of this Agreement, IFTC and Fund shall immediately discuss procedures by which any Drafts that may thereafter be issued by one or more Shareholders (irrespective of whether such Shareholders were instructed to discontinue using such Drafts) may be processed in a manner to reduce the inconvenience of the Fund and its Shareholders, it being understood and agreed, however, that IFTC shall have no duty or obligation to undertake any course of action or activity unless it elects to do so in its sole discretion, reasonably exercised; provided, however, that IFTC shall take reasonable steps reasonably requested by Fund to avoid substantial inconvenience to the Fund

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and its  shareholders  if such  termination  was as a result of IFTC's breach or inability to perform any of its obligations hereunder, provided that such steps do not involve any unreasonable burden or inconvenience for IFTC, IFTC is reasonably able to perform such steps, and that the Fund agrees to compensate IFTC reasonably therefor.
         23. Force Majeure. In the event that either party fails to perform its obligations under this Agreement in whole or in part as a consequence of acts of God, fire, explosion, public utility failure, accident, strike, flood, embargo, war, nuclear disaster, riot or civil insurrection, such failure to perform shall not be considered a breach of this Agreement during the period of disability. In the event of any force majeure occurrence set forth in this section, the disabled party shall use its best efforts to meet its obligations as set forth in the Agreement and shall promptly and in writing advise the other party of its inability to perform due to such event, the expected duration of such inability, and any developments (or changes therein) that appear likely to affect the liability of that party to perform. If a party remains unable to perform due to a continuation of the occurrence for a period of 30 continuous days, the other party shall thereupon have the right to immediately terminate this Agreement, reserving all of its rights and remedies. Without limitation on the foregoing, it is expressly agreed that if the Fund is, by reason of the occurrence of an event of force majeure described herein, unable to provide the Exception Report required by Section 7 hereof or any other data or information or notices to IFTC according to the timetable provided therein, IFTC is authorized to cause all Drafts reflected on the relevant Daily Report to be honored and paid as if such Exception Report had been transmitted to it by the Fund and reflected that no Drafts were to be dishonored.
         24. Obligations of Portfolios; Declaration of Trust. The parties agree that this Agreement shall constitute a separate and discrete agreement between IFTC and each Fund, as if set out in a separate writing executed by IFTC and Mentor Funds on behalf solely of that Fund alone, and no other series of shares of Mentor Funds shall have any obligation or incur any liability under or in respect of such agreement. Any reference in this Agreement to a "Fund" shall be construed so as to give effect to the foregoing.

         A copy of the Agreement and Declaration of Trust of Mentor Funds is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of Mentor Funds as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or beneficiaries individually, but binding only upon the assets and property of the Portfolio in question.

         IN WITNESS WHEREOF, Fund and IFTC have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.
                                           "FUND"


                                           --------------------------------
                                           Mentor Funds
                                           By:
                                           Title:


                                           "IFTC"


                                           -------------------------------
                                           Investors Fiduciary Trust Company
                                           By:
                                           Title:

                                      -13-